Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Donald J. Herrema

Vice Chairman, Kennedy Wilson

(212) 355-2550

dherrema@kennedywilson.com

www.kennedywilson.com

KENNEDY WILSON TO LIST ON NYSE

Kennedy-Wilson Holdings, Inc. announces approval for listing of its common stock on the New York Stock Exchange

BEVERLY HILLS, Calif, (March 15, 2010) — International real estate investment and services company Kennedy-Wilson Holdings, Inc. (“Kennedy Wilson” or the “Company”) (NYSE Amex: KWIC) announced today that it has received authorization to list its common stock on the New York Stock Exchange (NYSE) and anticipates that trading will begin on or about March 19, 2010 under the symbol “KW”.

“Listing on the NYSE is a historic event for our company and will create increased visibility for our shareholders and our platform,” said William J. McMorrow, chairman and CEO of Kennedy Wilson. “Having acquired Kennedy Wilson as a small auction house in 1988, we are pleased and humbled to be joining such an elite group of companies on the NYSE.”

Kennedy Wilson has notified the NYSE Amex that it will voluntarily delist its common stock and warrants from the NYSE Amex. The last day of trading of the Company’s common stock and warrants on the NYSE Amex is expected to be on or about March 18, 2010. The Company’s warrants currently do not have a sufficient number of warrant holders to meet applicable continued listing requirements and are expected to be quoted on the Pink Sheets following the delisting from the NYSE Amex so long as market makers demonstrate an interest in trading in the Company’s warrants. No assurance can be given that the market makers will continue to make a market in the Company’s warrants. Until such time the Company’s common stock begins trading on the NYSE, the Company’s common stock will remain trading on the NYSE Amex under the existing symbol “KWIC”.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is a vertically integrated real estate investment and services company headquartered in Beverly Hills, CA with 22 offices in the U.S. and Japan. The company offers a comprehensive array of real estate services including property and asset management, brokerage and auction services, and construction and trust management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor and manager of real estate investments in the U.S. and Japan. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements in this press release relating to future results, strategy and plans of Kennedy-Wilson (including certain projections and business trends, and statements which may be identified by the use of the words “will”, “anticipate”, “may”, “intend”, “expect” and like words) constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to Kennedy-Wilson’s revenues and operating performance, general economic conditions, industry trends, legislation or regulatory requirements affecting the business in which Kennedy-Wilson is engaged, management of growth, Kennedy-Wilson’s business strategy and plans, fluctuations in customer demand, the result of future financing efforts and Kennedy-Wilson’s dependence on key personnel. Kennedy-Wilson cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. These forward-looking statements are made only as of the date hereof, and Kennedy-Wilson undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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